MILLINGTON BANK
MILLINGTON, NEW JERSEY

2015 AMENDMENT TO THE

DIRECTORS CONSULTATION AND RETIREMENT PLAN
AS AMENDED AND RESTATED

WHEREAS, Millington Bank, Millington, New Jersey (the “Bank”) has previously implemented the Millington Savings Bank Directors Consultation and Retirement Plan, as Amended and Restated (the “Plan”); and

WHEREAS, the Board wishes to provide an inducement to directors of the Bank who have served on the Board in excess of twenty-five (25) years with an incentive to retire from Board service prior to the 2016 Annual Meeting of Stockholders of the Bank and MSB Financial Corp. in order to permit the recruitment of new individuals to serve as directors of the Bank without increasing the size of the Board; and

WHEREAS, the Board has reviewed the proposed amendment to the Plan (“2015 Plan Amendment”) to provide that directors participating in the Plan who elect to give notice of retirement between December 21, 2015 and February 1, 2016 and who actually retire from the Board of the Bank and MSB Financial Corp. (“Company”) prior to April 1, 2016 (the “Retirement Window”) shall receive credit for an additional three full years of Board Service under the Plan for purposes of calculation of retirement benefits under the Plan; and

WHEREAS, the Board has reviewed the potential cost impact and financial reporting implications of such proposed amendment to the Plan, the potential remunerations that certain directors would potentially be foregoing if they were to elect retirement from the Board during the Retirement Window, and the potential benefits to the Bank of recruiting new individuals to serve as directors to replace such retiring directors; and

WHEREAS, the Board has fully discussed, analyzed and debated the proposed 2015 Plan Amendment and related matters and determined that it is in the Bank’s best interest to approve such 2015 Plan Amendment.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Section 7.4 of the Plan, the Plan is hereby amended effective December 21, 2015, as follows:

1.	Section 2.4(b) of the Plan is amended by inclusion of the following at the end of such Section as follows:

“Notwithstanding anything to the contrary herein, a Director with not less than twenty-five years of Service as of December 21, 2015, who gives notice of retirement from the Board of the Bank and MSB Financial Corp. (“Company”) between December 21, 2015 and February 1, 2016 and who actually retires from the Board of the Bank and the Company prior to April 1, 2016 (the “Retirement Window”) shall receive credit for an additional three full years of Service under the Plan for purposes of calculation of the Retirement Benefit Amount. By way of example, if a director shall retire as of December 31, 2015 and as of such date shall have completed 27 full years of Service as a director, such director shall be credited with three additional years of Service, thereby increasing the total years of Service for benefits determination to thirty (30) years of Service;  the Retirement Benefit Amount shall be payable for an additional 24 months for an aggregate of 168 monthly payments for those Directors who shall be deemed to have completed not less than 30 years of service as of their actual Retirement Date.”

2.	Nothing contained herein shall be held to alter, vary, or affect any of the terms, provisions, or conditions of the Plan other than as stated above.

IN WITNESS WHEREOF, Millington Bank, by action of its Board of Directors, has caused this 2015 Amendment to the Directors Consultation and Retirement Plan, as Amended and Restated, to be executed by its duly authorized officer on this ______ day of December, 2015.

      Millington Bank
Attest:

________________________                                                                  By:  _________________________________
        Michael A. Shriner
        President